EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 28, 2011 on Dreyfus U.S. Treasury Long Term Fund for the fiscal year ended December 31, 2010 which is incorporated by reference in Post-Effective Amendment No. 37 to the Registration Statement (Form N-1A Nos. 33-00826 and 811-04429) of Dreyfus U.S. Treasury Long Term Fund.

ERNST & YOUNG LLP

New York, New York
April 25, 2011